EXHIBIT 5.1

direct dial: 248.723.0347	Timothy E. Kraepel	email: TKraepel@howardandhoward.com
August 30, 2007
Centrue Financial Corporation
122 West Madison Street
Ottawa, Illinois 61350
Re:  Centrue Financial Corporation — Registration of 370,000
        Shares of Common Stock on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Centrue Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) covering 370,000 shares of Common Stock (the “Common Stock”), to be issued pursuant to the Centrue Financial Corporation Amended and Restated 2003 Stock Option Plan (the “Plan”), which Plan was adopted by resolution of the Board of Directors of the Company on April 24, 2007 and approved by shareholders on April 24, 2007.
     In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.
     Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, HOWARD & HOWARD ATTORNEYS, P.C.
/s/Timothy E. Kraepel

Timothy E. Kraepel